April 25, 1995




Grossman's Inc.
200 Union Street
Braintree, MA  02184-4997

Gentlemen:

     You have asked our opinion regarding certain matters relating to 950,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Grossman's Inc. (the "Company") issuable pursuant to, or upon the exercise of options granted under, the Company's 1995 Directors' Stock and Option Plan and issuable pursuant to the Company's 1995 Restricted Stock Plan (collectively, the "Plans"). You have informed us that the Shares issuable under, or upon the exercise of options granted under, the Plans may be authorized but unissued shares or shares held from time to time in your treasury.

     We have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 which is being filed with the Securities and Exchange Commission contemporaneously herewith, and we have examined:

         (a) the Restated Certificate of Incorporation of the Company, as amended to date;

         (b)  the By-laws of the Company, as amended to date;

         (c) a copy of the Registration Statement referred to above;

         (d) the votes of the Board of Directors and the stockholders of the Company approving and adopting the Plans;






Grossman's Inc.               -2-                   April 25, 1995


         (e)  a copy of each of the Plans; and

         (f) such other documents and records as we deem necessary for purposes of this opinion.

     We have assumed that the Shares proposed to be issued under, and upon the exercise of options granted under, the Plans will be issued only against payment therefor, or in lieu of cash payments otherwise payable for services rendered to the Company, as provided in the Plans, and that the purchase price for such shares or the amount of cash payments so avoided will not be less than
the par value per share of the Company's Common Stock.   We have
also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

     2. The Shares, when issued pursuant to the terms and conditions of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement which is to be filed under the Securities Act of 1933 contemporaneously herewith. We consent to the filing of this opinion with and as a part of said Registration Statement and to the use of our name therein.

                              Very truly yours,




                              Ropes & Gray